EXHIBIT 21

Subsidiaries of Company

                                 Percentage Owned         State of
Subsidiaries                          by Parent         Incorporation

Easy Systems, Inc.                       100               Washington

EdVISION Corporation                     100               California

Harland Benefits Management Corporation   90               Delaware

Harland Business Products, Inc.          100               Delaware

Harland dataPRINT, Inc.                  100               Georgia

Harland Financial Solutions, Inc.        100               Oregon

Harland International Company            100               Georgia

Interlinq Software Corporation           100               Washington

MECA Systems LLC                         100               Delaware

Scantron Corporation                     100               Delaware

The Check Store, Inc.                    100               Georgia

Ultradata Corporation                    100               Delaware

This list excludes subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary".